ALSTON&BIRD LLP

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November 14, 2014

Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240

Re: Registration Statement on Form S-3ASR, filed with the Securities and Exchange Commission on November 14, 2014, relating to the Duke Realty Corporation Direct Stock Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:

We are counsel for Duke Realty Corporation, an Indiana corporation (the "Company"), in connection with the Company's filing of the above-referenced shelf registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Act"), 2,500,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), for issuance and sale by the Company in accordance with the Company's Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), the Prospectus for which is included in the Registration Statement (the "Prospectus"). We are furnishing this opinion letter to you pursuant to Item 16 of Form S-3ASR and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the captions entitled "Federal Income Tax Considerations" and "What are the federal income tax consequences of participating in the Plan?" in the Prospectus.

In connection with this opinion, we have made such legal and factual inquiries as we have deemed necessary or appropriate, including examination of the Registration Statement, which includes the Prospectus, dated November 14, 2014. In addition, the Company has provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of the Company (the "Officer's Certificate") relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests. For purposes of

our opinion, however, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer's Certificate, the Prospectus, or in any other document. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, which we have not reviewed, and of which we may be unaware. We have assumed that the information presented in the Officer's Certificate and the Prospectus accurately and completely describe all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief. We are not, however, aware of any facts inconsistent with the representations contained in the Officer's Certificate or the facts in the above-referenced documents. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer's Certificate may affect our conclusions set forth herein.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(i) Commencing with its taxable year ended December 31, 1999, the Company has been organized, and has operated, in conformity with the requirements for qualification and taxation of the Company as a REIT under the Code, and the present and proposed method of operation (as described in the Prospectus and the Officer's Certificate) of the Company will permit the Company to continue to so qualify.

(ii) The statements in the Prospectus under the captions "Federal Income Tax Considerations" and "What are the federal income tax consequences of participating in the Plan?", to the extent that they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects.

The Company's qualification as a REIT depends on the Company's ongoing satisfaction of the various requirements under the Code relating to, among other things, the nature of the Company's gross income, the composition of the Company's assets, the level of distributions to the Company's shareholders, and the diversity of the Company's ownership. Alston & Bird LLP will not review the Company's compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. Although we believe that our opinions will be sustained if challenged, there is no guarantee that this will be the case.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion letter is provided to you for your use solely in connection with the registration and issuance of the Shares under the Registration Statement and the Plan, and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our prior express written consent, or used in any other transaction or context. No opinion other than that expressly contained herein may be inferred or implied. This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and to the reference to this law firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act or that we are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By: /s/ JAMES E. CROKER, JR
James E. Croker, Jr., Partner